Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

APRS - Q3 2004 Apropos Technology, Inc. Earnings Conference Call

Event Date/Time: Oct. 26. 2004 / 4:00PM CT

Event Duration: N/A

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CORPORATE PARTICIPANTS

Leslie Loyet

Apropos Technology, Inc. - Financial Relations Board

David McCrabb

Apropos Technology, Inc. - Interim President & CEO

Frank Leonard

Apropos Technology, Inc. - VP & CFO

CONFERENCE CALL PARTICIPANTS

Dan Zeff

Zeff Capital - Analyst

Ted Ketterer

TK Associates - Analyst

Rich Vetts

CitiBank - Analyst

Jeff Easton

Analyst

Carl Weiss

Wall Street & Associates - Analyst

PRESENTATION

Operator

Good afternoon and welcome to today’s Apropos Technology third quarter conference call. All lines have been placed on the listen-only mode, and the floor will be open for questions following the presentation.

It is my pleasure to turn the call over to your host, Ms. Leslie Loyet, Financial Relations Board. Leslie, you may begin.

Leslie Loyet - Apropos Technology, Inc. - Financial Relations Board

Thank you. Good afternoon everyone, and thank you again for joining us for the Apropos third quarter conference call. By now everyone should have received a copy of the press release that was sent out this afternoon. If anyone needs a copy it is available on Apropos’s website, www.apropos.com or you can contact Samir Patel 312-640-6771 and he will send you a copy immediately.

Before I turn the call over to David McCrabb, interim President and CEO. I need to remind you that certain statements made during this conference call that are not historical. May be deemed forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Although, Apropos believes the expectations reflected in any forward-looking statements are based on reasonable assumptions. They can give no insurance that its expectations will be attained.

Factors and risks that could cause actual results to differ material from expectations. Are detailed in this afternoon’s press release and from time to time the Company’s filings with the SEC.

Additionally, wanted to let people know that the Information and statements are made as of the date of the call. Listeners to any replays should understand that the passage of time by itself will diminish the quality of the statement. Also, the contents of the call are the property of the company. Any replay or transmission of the call may be done only with the consent of Apropos Technology.

With that said, I would now like to turn the call over to David for his opening remarks.

David McCrabb  - Apropos Technology, Inc. - Interim President & CEO

Thank you, Leslie. Good afternoon, everyone and thank you for taking time from your busy schedules to join us. Joining me is Frank Leonard, our CFO.

Today we will cover Apropos Q3 and year-to-date results relative to last year, and last quarter. After that discussion, I will highlight the transition activity that is have occurred at Apropos. And the impact on their business.

The financial highlights are — revenue growth of 6% over same quarter last year, continued profitability excluding restructuring charges, and fourth consecutive quarter of being cash flow positive.

At this time I’d like to turn the call over to Frank, and have him describe in more detail the financial performance of the Company in the third quarter.

Frank Leonard  - Apropos Technology, Inc. - VP & CFO

Thank you David. Revenues for third quarter 2004, of $5 million were up nearly 6%, from the $4.7 million in the year ago period. In the current quarter, the software license revenue component totaled $1.7 million. An improvement of 3%, from the rounded up $1.7 million, in the third quarter of 2003.

New customers accounted for 44% of software revenue in the current quarter, versus 54% in the year ago quarter. Revenues from services and other in the current quarter of $3.2 million, increased .02 million or over 7% from the same year ago period. Support revenues of $2.4 million were up 6% from the year ago quarter, due to continued customer software purchases.

Service revenues of nearly $800,000 were up from the $656,000 in the year ago quarter. In order to keep up with a steady demand for services. The Company expanded last quarter it’s internal staffing are also utilizing subcontracted services.

On a geographic-basis, North America business in the third quarter of 2004 accounted for 79% of revenues compared to 78% for the same period a year ago.

Our operations EMEA accounted for 17% revenues this quarter. This marks the second consecutive quarter-over-quarter growth for EMEA. And also represents their strongest third quarter in the last 4 years. On a channel basis the indirect and OEM business in the third quarter 2004. Was 23% compared to 29% for the same period a year ago. The fluctuation was primarily due to timing of orders, and the extent of subcontracted services provided by the company.

In the current quarter the Company added 8 new customers. 75% of these customers selected are multi-media capabilities of voice, email or web. The calculated average sales price for new customers was $243,000 in the current quarter. This is the third consecutive quarter with ASP over $240,000.

Looking forward, we still expect initial projects to remain smaller in scope. With increased possibilities for subsequent add-on orders.

Gross margin for the third quarter of 2004 of 78.5%, improved upon the 77% in the same quarter a year ago.

Software margins in the current quarter of 90%, were down from the previous year’s quarter. Due to lower margins associated with customer orders requesting third party software. Services in other margins improved from the year ago period, due to better staff utilization and professional service organization. And lower overhead costs.

Operating expenses for the current quarter $4.9 million, includes a restructuring charge of just over $800,000. In the third quarter of 2003 operating expenses of $6.7 million, also include a restructuring charge of $2.4 million. Excluding restructuring charges from both periods. Operating expenses for third quarter 2004 just over $4 million were down 6% from the year ago period.

Lower operating costs were led by reduced facility costs, insurance premiums, and depreciation charges. Offset to a lesser extent by increases in salary incentive and marketing programs. During 2004 the Company has placed a greater emphasis on marketing efforts and as such, spending has been up subsequently every quarter.

Total staffing, including the professional service organization. Was just under 100 at September 30th, 2004 compared to 95 a year ago September. Staffing level increases from the year-ago period, were all focused on sales and marketing activities.

The restructuring charge for the current quarter of $836,000, was due to separation costs for the former President and CEO. And an increase for the existing reserve for the corporate office vacated space. The total separation cost for the former President and CEO of $554,000. Consisted of the one-year severance pay from his pre-existing employment agreement. Acceleration of certain stock options, resulting in a noncash charge and related legal costs.

In the current quarter, the Company also revised its estimate on the reserve necessary on its vacated corporate office space, by $232,000. A combination of a continuing weak local lease market and no substantive interest for the space in the year it has been on the market. Prompted the likely assessment of possibly no sublet income activity in the remainder of the lease term. In light of this we will continue to actively market the space, and view other options as they arise.

Interest income in the third quarter of 2004, totaled $145,000. Which is up 46% from the $99,000 in the prior year quarter. While cash and investment balances are over 5% higher than a year ago. Investment yields have been increasing in over the last 6 months, due to the Fed action to raise short-term interest rates.

The U.S. GAAP net loss for the third quarter 2004, which include a restructuring charge. Was $815,000 or a net loss of 5 cents per share. The U.S. GAAP net loss for the third quarter of 2003, which also included restructuring charge. Was $3 million, a loss of 18 cents per share. Excluding restructuring charges, the third quarter 2004, would mark the fourth consecutive quarter of profitability for the Company.

Our financial condition remains strong. Bolstered by 4 consecutive quarters of positive cash flows. Cash generated in the third quarter of 2004 totaled $164,000. The main contributing factors were leverage attained from a streamlined operating cost structure. And stronger third quarter support buildings, offset to a lesser extent by higher DSL levels.

With the four consecutive quarters of positive cash flows. The September 30th, 2004 cash balance, of $41.1 million is over $2 million higher than the cash levels of a year ago. Trade receivables for September 2004 totaled $2.9 million. The day sales outstanding September 30th, of 52 days. Increased by 8 days compared to the 44 days of June 30th.

In the current quarter our collection rate on the larger deals trailed the second quarter by approximately 3 days. While we also had a couple day increase in our outstanding invoices for implementation of services. It is important to note the overall agent remains in great shape. The over 60-day balances expressed as a percentage of total receivables. Actually, decreased in the current quarter compared to last quarter.

In late August 2004, the court moved to dismiss the shareholder derivative class-action suit filed in February 2002. In connection with seeking its dismissal, the settlement with plaintiff’s counsel involving nominal payment by both DNO insurance carrier and the Company. This leaves the company with only 1 remaining class-action suit.

This suit is an identical suit filed against 300 plus public companies. Alleging improper market activities by the issuers underwriting investment banks. As of September 30th, 2004, there were 17 million 511,432 shares outstanding.

Our book value per share based on shares outstanding as September 30th was $2.18. Separately, the combined cash and short-term investment balances, represented $2.35 per share. In the current quarter, management and the board did examine the benefits of a share buyback program, and determined not to pursue it at this time.

Let me take a moment to discuss expectations going forward. I would again refer you to the opening remarks regarding forward-looking statements.

In last quarter’s conference call, we indicated the Company lacks dollar revenue visibility for the third quarter. And particularly for the remainder of the year. That continues to be the case for the upcoming fourth quarter.

There were orders received in the third quarter that should result in software revenue in the fourth quarter. When it is expected all the revenue recognition criteria will be achieved. As a result of no solid revenue visibility, we have and will continue to closely monitor our cost structure. We believe staff levels in certain areas are adequate. However, we anticipate modest staff increases in the next quarter or 2 in selected areas, such as sales and marketing.

We anticipate operating costs for the fourth quarter of 2004, will increase from the $4 million reported for the third quarter. Due to additional staffing and impact of incentive programs. Our efforts remain focused on maintaining profitability and being cash flow positive. We believe the operational improvements and current product offering provide strong fundamentals to support and create shareholder value.

At this time I would like to turn back the discussion to David.

David McCrabb  - Apropos Technology, Inc. - Interim President & CEO

Thank you, Frank. In addition to Frank’s comments on the financials, it is noteworthy to highlight the continued business from our existing customers. eBay, Amogamated Beverages Limited, Freight Lining Corporation, and GE Funute Automation Manufacturing inc.

At this time I’d like to highlight a few selected new customers. Fringe Benefits Management, MCap Service Corporation and Everest Connects. Fringe Benefits Management or FBMC. Is renown administrator of flexible benefit solutions. With more than 25 years of experience in total benefits administration. FBMC is an industry leader in benefits plans, designs, and enrollment.

Why Apropos for FBMC? FBMC had a compelling business need, to improve their service level agreements with their customers. In order to solve this business problem, they bought Version 6.0 with, voice, e-mail, web, fax and our voice recording product, IQM.

MCAP Services Corporation, MCAT, Inc. is a leading Loan Company and Mortgage Investment Corporation, headquartered in Toronto.

Again, why Apropos? MCAT wanted to leverage their existing telecommunications investment. And insure consistent application of business rules across 3 different physical sites. As this customer was won through our partnership LGS/IBM Canada. Of significance importance was the experience that IBM had with installing Apropos as other companies in Canada. Again, they purchased version 6.0 with voice, e-mail and web capabilities.

Everest Connection, is a Kansas City based broadband service provider. Offering Digital Cable television, local and long distance telephone service, high speed internet access. Everest has invested millions of dollars, to build and operate the best state-of-the-art fiber optic network for homes and businesses, in the Kansas City area.

Why Apropos? Everest Connections wanted to improve the capabilities to their call center. To include forms of communications other than voice. But, at the same time, avoid the cost associated with the PBX replacement. Apropos provided increased capabilities that utilize your existing PBX infrastructure. Again, they purchased version 6.0 with voice, e-mail and our voice-recording product, IQM.

Q’ 3 of 2004 was a transition quarter for Apropos. In August, I was named interim CEO and President. Dick Carter was named SVP of WorldWide Sales. The HR function was consolidated under Frank Leonard.

At this time, I’d like to do a quick review of Dick and my background. Dick Carter brings extensive sales management experience to Apropos. From top technology companies in the industry.

Most recently, he was Director of Financial Services, CRM sales at JD Edwards. Where he was responsible for building senior level sales teams across the United States. Prior to that, as the regional Vice President of Sales, he delivered significant revenue growth, or UCentric. A CRM software provider. Previously, Dick held senior sales management positions at Platinum Technology. A provider of information solutions. And then at Computer Associates, after their acquisition of Platinum.

He spent 10 years with Digital Equipment Corporation, in various sales and sales management positions. Throughout his career, Dick has driven business growth through focus strategies on new account penetration and acquisition. His sales teams have landed dozens of multimillion dollar software and services transactions. By providing information solutions, with a heavy emphasis on helping customers achieve their business goals.

My experiences prior to joining Apropos, spans a 30-year high-tech career. Most recently, I was CEO of Sea-Tac, a privately held enterprise software company. CEO of NewMonics, a venture backed embedded software company. Other positions include, president of the UNIX division of SCO. President of Ads, an AT&T subsidiary. VP sales and marketing of Primary Access, a networking company. And 18 years in various management positions at NCR (ph).

I’m a graduate of Ohio State University and Wright State University. My business experiences cover all aspects of software, in the multiple business models associates with marketing and selling software Either direct or through channels single one two-tier or OEM.

I have extensive international experience, having lived and worked in Europe. I was Chairman of SCO’s joint Chinese venture. In addition to my international experience, I’ve managed companies with distributed development models, including development centers in India.

Since starting at Apropos, I spent most of my time visiting with customers, employees and partners. I’m happy to report that all 3 of these constituencies are positive about Apropos, its products, and its people. Additionally, as we map out Apropos’s future strategies, our customers are very willing to help us craft those plans. Based upon their own visions of the future of the installation. My initial plan is to focus Apropos on those markets, where we have had success. Financial services and help desk. Thus increasing the awareness of the value of an Apropos solution, to markets where we have strong customer references.

Also, establishing a business playing function, for each of our existing customers. So that opportunities within those accounts are identified and fully realized. Finally, our product road map is being reviewed. To assure we take maximum advantage of the C change opportunity afforded Apropos. By the movement from traditional PBX technology to IP technology. Also known as, VoIP or voice over IP.

My findings to date are that Apropos has a strong customer base. A strong deliverable product that brings real value, and an employee population that is excited about the challenges ahead. Those attributes, along with our very strong balance sheet, a return to profitability and a year of consistent positive cash flows. Gives me confidence in our future. That concludes our opening remarks. Jason, we are now ready to take questions.

QUESTION AND ANSWER

David McCrabb  - Apropos Technology, Inc. - Interim President & CEO

Q-and-A.

Operator

The floor is open for questions. If you have a question press star, 1, on your telephones at this time. Our first question from Dan Zeff of Zeff Capital.

Dan Zeff  - Zeff Capital - Analyst

Hi, I’m relatively new to your business, but my question is. What is a long-term plan, and I know your undergoing restructuring, or have finished those. What is the long-term plan for the business? Is it a viable, profitable business model, are you still trying to determine that? And when will you make a decision regarding the cash?

David McCrabb  - Apropos Technology, Inc. - Interim President & CEO

Let me see if I can start with this, Dan. We definitely feel that the current business model we are on, and our ability to manage our business out of the cash flows of the Company profitably. And continue to generate cash, does give us a long-term viability. In addition, the strength of our balance sheet, with the substantial cash position. And no debt, gives very large customers. Customers like Fannie Mae, and Accenture. The confidence we will be a credibility supplier to them as we go forward. This company does have a long-term future, from a financial standpoint.

Dan Zeff  - Zeff Capital - Analyst

Thank you.

Operator

Thank you. We have our next question from Ted Ketterer of TK Associates.

Ted Ketterer  - TK Associates - Analyst

I got 2 questions. One, is my assumption that the restructuring charges are done correct? And, secondly, what’s the business opportunity here, as you see it? What’s the market look like and where do you fit in?

Frank Leonard  - Apropos Technology, Inc. - VP & CFO

Hey Ted, this is Frank. I’ll handle the first part of that. I would say the restructurings are substantially completed. I can’t guarantee you that restructurings are done forever. But based on what’s happening from the standpoint of the facility, and personnel, I would say those items are substantially behind us.

But going forward in the business and all that, unfortunately, we could have other restructuring. But at this point in time we don’t see any.

Ted Ketterer  - TK Associates - Analyst

So the real estate is done? You’ve written all that off?

Frank Leonard  - Apropos Technology, Inc. - VP & CFO

The real estate should be done. Correct.

David McCrabb  - Apropos Technology, Inc. - Interim President & CEO

Relative to the business opportunities, clearly we are going to stick close to the knitting that we have. In terms of being a player in the call center market. I think if you take a look at my comments that I made, relative to our opportunities for major growth. They really do tie themselves to the C change that’s happening in the PBX world. Where we are going from the traditional PBX to the IP market, which is a significantly growing market. I think it is a great opportunity for Apropos, as we move forward.

Ted Ketterer  - TK Associates - Analyst

Any idea of a size of that market?

David McCrabb  - Apropos Technology, Inc. - Interim President & CEO

I don’t know the approximate size, but I do know Gartner — the Gartner database just put the growth rate between 30-40%. For the IP telephony market. So it’s growing rapidly. Also, IDC said last year 30% of PBX shipped were IP enabled. IP or IP enabled.

Ted Ketterer  - TK Associates - Analyst

So you have a lot of catch-up if you’re growing at 6% and the market growing at 30.

David McCrabb  - Apropos Technology, Inc. - Interim President & CEO

We are not 100% focused at that market, right now. We do support IP telephony, and about the same functionality that we support TDM functionality. And that is the opportunity for us.

Ted Ketterer  - TK Associates - Analyst

And my last question is when we’re on this call in late January or early February, what would be — what would you have considered to be success?

Frank Leonard  - Apropos Technology, Inc. - VP & CFO

Going forward?

Ted Ketterer  - TK Associates - Analyst

Yeah. Next time we talk to you, what would be success?

Frank Leonard  - Apropos Technology, Inc. - VP & CFO

Clearly, we are focused on revenue growth and specifically on license revenue growth. That clearly is the number one focus we have within the company.

Operator

Thank you. We have our next question from Dan Zeff of Zeff Capital.

Dan Zeff  - Zeff Capital - Analyst

Hi, I just have a follow-up regarding M&A opportunities. Do you have things - companies you’re looking to buy, I know there’s been consolidation. And have you received offers to buy you, or would you consider such offers?

David McCrabb  - Apropos Technology, Inc. - Interim President & CEO

Let me start with the last one. At this point in time, we have received no offers to buy us.

In terms of acquisitions, clearly we have the financial resources to do acquisitions. We are going to wait until we do a review of our product strategies, and our road maps to see what acquisitions we might need to fill in the strategies and accelerate the benefits associated with the strategies.

Dan Zeff  - Zeff Capital - Analyst

Have your large shareholders indicated any direction or plan in terms of their holdings or their hopes for the company?

David McCrabb  - Apropos Technology, Inc. - Interim President & CEO

No. I know of no direction from any of our large shareholders, relative to their holdings.

Dan Zeff  - Zeff Capital - Analyst

Okay, alright. When you say you’re going to fund business from operations, can I assume if there’s no financing activities going on, that cash will grow over the next 12 months from today?

David McCrabb  - Apropos Technology, Inc. - Interim President & CEO

Yes, we would anticipate cash flow would grow from the current levels.

Dan Zeff  - Zeff Capital - Analyst

Thanks.

Operator

Our next question coming from Rich Vetts of CitiBank.

Rich Vetts  - CitiBank - Analyst

Hi. One of the things that I guess I’d like to hear from you is. You have some very large customers, people like eBay, Varitas, Metropolitan Life. And I’m just curious as to how well penetrated those accounts are? And how you’d characterize the opportunity on a going forward basis to reference within those accounts if you have happy divisions? And what kind of opportunity that might provide you?

David McCrabb  - Apropos Technology, Inc. - Interim President & CEO

As I said in my opening comment, one of the initiatives we have started is building business plans around our current installed base.

To actively take advantage of the opportunities, and realize the opportunities that Apropos can participate in. We see this as a significant opportunity for Apropos, is to expand the relationships with our existing customers.

Rich Vetts  - CitiBank - Analyst

I guess I was looking is there any way to kind of quantify that with your in one division of eBay, with the chance that six others or you’re in a pilot program with one of these places to expand? Or you have 200 seats out of a possible 10,000 seats or is that something you’re working at currently?

David McCrabb  - Apropos Technology, Inc. - Interim President & CEO

The best way for us to quantify it is to identify the activity that we have received from this program we just initiated this quarter and future calls.

Rich Vetts  - CitiBank - Analyst

Thank you.

Operator

We have our next question from Jeff Easton.

Jeff Easton Analyst

Hi, how are you? First question is how is — you have the interim CEO title still, how is that search going? And how far away are we from hearing you have the job full-time, or they’ve gone with another candidate?

David McCrabb  - Apropos Technology, Inc. - Interim President & CEO

Let me answer that. As I said in my opening comments relative to me being interim, I’m excited about the prospects for Apropos. And confident in it’s future, but it is clearly up to the board to determine my ongoing the status. At this time I am not aware of any search activities for a CEO.

Jeff Easton Analyst

And also, just to elaborate on the acquisition question that was asked earlier. As part of a long-term strategy, how viable — is that part of your strategy to acquire companies? Or an exit strategy down the road to be acquired?

David McCrabb  - Apropos Technology, Inc. - Interim President & CEO

I think at this point in time, either of those options would be, too soon to tell.

Jeff Easton Analyst

And what are your NOL’s? Are they $60 million? Is that right?

Frank Leonard  - Apropos Technology, Inc. - VP & CFO

That’s about right.

Jeff Easton Analyst

Thank you so much.

Operator

We have our next question from Carl Weiss from Wall Street & Associates.

Carl Weiss  - Wall Street  & Associates - Analyst

Hi. You mentioned the software margin came down, because of third party monitoring software. Is that revenue you guys are missing out on?

Frank Leonard  - Apropos Technology, Inc. - VP & CFO

No. That was the case bill versus buy. And we had a partner that develops that software, and we have signed an agreement with them to go to market with that. Again, it really is an adjunct to our existing product, that customers have found very helpful in their operations.

Carl Weiss  - Wall Street  & Associates - Analyst

Complimentary then?

Frank Leonard  - Apropos Technology, Inc. - VP & CFO

Yes.

Carl Weiss  - Wall Street  & Associates - Analyst

Also you mentioned you received some orders in the third quarter you did not recognize. Can you quantify what that could potentially be in fourth quarter revenues?

Frank Leonard  - Apropos Technology, Inc. - VP & CFO

There’s a couple deals and it could be over a couple hundred thousand dollars.

Carl Weiss  - Wall Street  & Associates - Analyst

Okay. And Kevin, you accelerated his whatever stock options, has he sold any stock?

Frank Leonard  - Apropos Technology, Inc. - VP & CFO

That we don’t know. With Kevin leaving the company, he wasn’t section 16 reporting person. So he was not required to have to report that, within the 2 day or 48 hour window. I just don’t know. I’m not aware of him selling it.

Carl Weiss  - Wall Street  & Associates - Analyst

Okay. Thank you.

Operator

Thank you, our next question from Ted Ketterer of TK Associates.

Ted Ketterer  - TK Associates - Analyst

Just one last question, guys. Assuming, if there is growth potential for this company. And the stock is trading at 40 cents over cash. It looks very, very cheap. Do you have, I guess just one question, are there any plans or thoughts about going out and meeting with potential new investors? And, two, from where I sit this quarter was marked by one press release, which announced that Kevin was gone and nothing else. Is that going to change or is that the way we’ll see things going forward?

David McCrabb  - Apropos Technology, Inc. - Interim President & CEO

Let me answer the second half of that. In Frank’s comments, he mentioned that we have increased our spending on marketing and sales. And that clearly is an area of focus, especially as it relates to making customers in the financial services and help desk markets, aware of the value of our solution.

Clearly one piece of that marketing mix, is press. So we have had an increased activity in the press, and both in terms of what we’ll do from press releases of our own. As well as, in terms of articles about Apropos in publications relevant to those two markets.

Frank Leonard  - Apropos Technology, Inc. - VP & CFO

And on your first point, David really has been focused in the first 60 days, of customers employees, product revenue, et cetera. And one the things Dave and I have talked about is trying to do more face-to-face with investors. So, I think you’ll see an increase in that in Q4 and Q1?

Ted Ketterer  - TK Associates - Analyst

You plan to be in any conferences? Like AEA?

Frank Leonard  - Apropos Technology, Inc. - VP & CFO

We have to assess which we’ll attend. We haven’t made any decisions on that yet.

Ted Ketterer  - TK Associates - Analyst

Good. Thank you.

Operator

Once again if there are further questions, it is star, 1 on your keypad. There appear to be no further questions at this time.

David McCrabb  - Apropos Technology, Inc. - Interim President & CEO

Okay. I would again like to thank you for taking your time to participate in this conference call. Your interest in Apropos and your continued support. All the best. Thank you very much.

Operator

Thank you. This concludes today’s conference. Please disconnect all lines and have a great day.

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